Exhibit 99.2

Adagio Therapeutics Announces ADG20 Development Plans and Pipeline Updates

Multiple Initiatives Undertaken for ADG20 Assessment, Including Analysis of Clinical Data at 300mg Dose and Exploring Higher Doses of ADG20 in the Clinic

Company Pursuing Portfolio of Antibodies in Response to Continuously Emerging SARS-CoV-2 Variants

Waltham, MA – February 22, 2022 – Adagio Therapeutics, Inc. (Nasdaq: ADGI), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of antibody-based solutions for infectious diseases with pandemic potential, today outlined strategic initiatives for its ADG20 program, as well as research efforts to address SARS-CoV-2 and other coronaviruses. ADG20 is an investigational monoclonal antibody (mAb) being developed for the prevention and treatment of COVID-19.

The persistence of the COVID-19 pandemic and the potential for new variants support Adagio’s ongoing work to bring forward new prevention and treatment options. Adagio is undertaking several strategic initiatives intended to assess the potential for Emergency Use Authorization submissions for ADG20 for the prevention and treatment of COVID-19, as well as numerous research efforts to address COVID-19 and other coronaviruses. In the first quarter of 2022, Adagio plans to:

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Analyze clinical data from its global Phase 2/3 clinical trials for the prevention (EVADE) and treatment (STAMP) of COVID-19 to assess the preliminary safety and efficacy of ADG20 at the 300mg dose in each trial. This analysis will be available in late March and the company expects these data will inform next steps for ADG20;

•	Evaluate higher doses of ADG20 in a Phase 1 clinical trial to supplement the 300mg dose data;

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Progress ongoing efforts to modify ADG20 to improve binding to the Omicron variant in order to enhance its neutralization potency while retaining its broad neutralization shown in vitro against other SARS-CoV-2 variants of concern;

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Pursue assessment of additional mAbs from its proprietary library of previously isolated SARS-CoV-2 antibodies for neutralization breadth and potency, which could be developed as a standalone treatment or combination therapy; and

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Continue discovery efforts to identify novel broadly neutralizing antibodies that target distinct epitopes both within and outside the receptor binding domain of SARS-CoV-2 and other beta coronaviruses.

ADG20 In Vitro Data

Adagio has assessed and summarized in vitro data from externally conducted assays describing the neutralization potency of ADG20 against known SARS-CoV-2 variants. Based on data reported in numerous published manuscripts, ADG20 has demonstrated in vitro neutralizing activity against SARS-CoV-2 variants of concern including Alpha, Beta, Delta, Delta Plus, Gamma and the BA.1 lineage of the Omicron variant. However, recently published data show that in in vitro assays, ADG20 has markedly reduced neutralization activity against the BA.2 lineage of the Omicron variant.

About Adagio Therapeutics

Adagio (Nasdaq: ADGI) is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of antibody-based solutions for infectious diseases with pandemic potential, including COVID-19 and influenza. The company’s portfolio of antibodies has been optimized using Adimab’s industry-leading antibody engineering capabilities and is designed to provide patients and clinicians with the potential for a powerful combination of potency, breadth, durable protection (via half-life extension), manufacturability and affordability. Adagio’s portfolio of SARS-CoV-2 antibodies includes multiple non-competing, broadly neutralizing antibodies with distinct binding epitopes, led by

ADG20. Adagio has secured manufacturing capacity for the production of ADG20 with third-party contract manufacturers to support clinical trials and initial launch quantities, ensuring the potential for broad accessibility to people around the world. ADG20 is an investigational monoclonal antibody that is not approved for use in any country. The safety and efficacy of ADG20 have not been established. For more information, please visit www.adagiotx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, the timing, progress and results of our preclinical studies and clinical trials of ADG20, including the review and analysis of data from our ongoing trials and the timing thereof, the initiation, modification and completion of studies or trials and related preparatory work, including our plans to evaluate dosing regimens and other protocol updates in our clinical trials, and our research and development programs; our ability to obtain and maintain Emergency Use Authorization or other regulatory approvals for our product candidates; our pursuit of other strategies to address other SARS-CoV-2 variants of concern, including the Delta and Omicron variants, including potential modification of our product candidates, assessment of additional antibodies for neutralization activity, and discovery and collaboration efforts with other parties to identify novel antibodies; and other statements that are not historical fact. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation, the impacts of the COVID-19 pandemic on our business and those of our collaborators, our clinical trials and our financial position, unexpected safety or efficacy data observed during preclinical studies or clinical trials, the predictability of clinical success of ADG20 based on neutralizing activity in pre-clinical studies, variability of results in models used to predict activity against SARS-CoV-2 variants of concern, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, including the outcome of our discussions with regulatory authorities concerning our Phase 2/3 clinical trials, and the impacts of our leadership transition. Other factors that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in Adagio’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and in Adagio’s future reports to be filed with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. Forward-looking statements contained in this press release are made as of this date, and Adagio undertakes no duty to update such information except as required under applicable law.

Contacts:

Media Contact:

Dan Budwick, 1AB

dan@1abmedia.com

Investor Contact:

Monique Allaire, THRUST Strategic Communications

monique@thrustsc.com

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